Exhibit 99.1

For Additional Information:

Aaron Reyes

Sunstone Hotel Investors, Inc.

(949) 382-3018

SUNSTONE HOTEL INVESTORS REPORTS RESULTS FOR SECOND QUARTER 2025

Completes Additional Accretive Share Repurchases

ALISO VIEJO, CA – August 6, 2025 – Sunstone Hotel Investors, Inc. (the “Company” or “Sunstone”) (NYSE: SHO) today announced results for the second quarter ended June 30, 2025.

Second Quarter 2025 Operational Results (as compared to Second Quarter 2024):

●	Net Income: Net income was $10.8 million as compared to $26.1 million. Excluding the loss on the sale of the Hilton New Orleans St. Charles, net income for the second quarter of 2025 would have been $19.5 million.
●	Total Portfolio RevPAR: Total Portfolio RevPAR increased 2.2% to $241.22. The average daily rate was $323.35 and occupancy was 74.6%. Including the Hilton New Orleans St. Charles prior to its disposition in June 2025, RevPAR increased 2.4% to $238.21.
●	Adjusted EBITDAre: Adjusted EBITDAre decreased 1.1% to $72.7 million.
●	Adjusted FFO: Adjusted FFO attributable to common stockholders per diluted share for the second quarters of both 2025 and 2024 was $0.28.

Information regarding the non-GAAP financial measures disclosed in this release is provided below in “Non-GAAP Financial Measures.” Reconciliations of non-GAAP financial measures to the most comparable GAAP measure for each of the periods presented are included later in this release.

Bryan A. Giglia, Chief Executive Officer, stated, “Our portfolio performed in-line with expectations during the second quarter, with solid corporate group and business travel demand partially offsetting a more price sensitive leisure traveler and weaker government volume. Despite softer leisure demand and several market-specific headwinds, many parts of our premium portfolio performed well, driven by meaningful growth at our recently converted hotel in Long Beach, and better than expected performance in San Francisco and Wine Country. Given how demand patterns have evolved over recent weeks, we now expect that weaker leisure demand in Maui, a slower near-term ramp at Andaz Miami Beach and continued subdued government business in Washington, DC, will further pressure our performance in the second half of the year. Recent booking trends at Wailea Beach Resort have been encouraging and give us reason to be optimistic that the Maui market is recovering and our resort is recapturing market share, but we felt it was appropriate to allow for more variability in the outlook for the balance of the year. While Andaz Miami Beach opened later than expected and after the high-demand season, resulting in a slower than anticipated initial ramp up, the guest response has been strong, and recent weekly bookings have accelerated meaningfully and are pacing at the levels necessary to allow the resort to realign with our expectations and deliver solid growth as we move into 2026.”

Mr. Giglia continued, “During the quarter, we accretively recycled capital, divesting the Hilton New Orleans St. Charles at an attractive valuation and redeploying the proceeds along with additional capital into $100 million of share repurchases so far this year at a compelling average price of $8.83 per share. Since the start of 2022, we have repurchased nearly $300 million of stock, representing nearly 14% of shares outstanding, at a meaningful discount to NAV. While the operating environment has become more challenging, we continue to look for ways to unlock the embedded growth potential in the portfolio and generate value for our shareholders.”

Unaudited Selected Financial and Financial Data ($ in millions, except RevPAR, ADR and per share amounts).

	Three Months Ended June 30,				Six Months Ended June 30,
	2025	2024	Change		2025	2024	Change

Net Income	$10.8	$26.1	(58.8)%		$16.0	$39.2	(59.1)%
Income Attributable to Common Stockholders per Diluted Share	$0.03	$0.11	(72.7)%		$0.04	$0.16	(75.0)%

Total Portfolio Operating Statistics (1)
RevPAR	$241.22	$235.97	2.2%		$232.01	$227.57	2.0%
Occupancy	74.6%	72.0%	260	bps	72.3%	70.3%	200	bps
Average Daily Rate	$323.35	$327.73	(1.3)%		$320.90	$323.71	(0.9)%

Total Portfolio Operating Statistics, excluding Andaz Miami Beach (2)
RevPAR	$249.63	$246.13	1.4%		$240.67	$235.26	2.3%
Occupancy	77.2%	75.1%	210	bps	75.0%	72.5%	250	bps
Average Daily Rate	$323.35	$327.74	(1.3)%		$320.89	$324.49	(1.1)%

Total Portfolio Hotel Adjusted EBITDAre Margin, excluding Andaz Miami Beach (2)	30.4%	30.9%	(50)	bps	28.2%	28.2%	—	bps

Adjusted EBITDAre	$72.7	$73.5	(1.1)%		$129.9	$128.0	1.5%
Adjusted FFO Attributable to Common Stockholders	$55.7	$56.6	(1.6)%		$97.2	$94.1	3.3%
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$0.28	$0.28	—%		$0.49	$0.46	6.5%

(1)	Includes the 14 hotels owned by the Company as of June 30, 2025, and includes prior ownership results for the Hyatt Regency San Antonio Riverwalk, acquired by the Company in April 2024.
(2)	Includes the 14 hotels owned by the Company as of June 30, 2025, with the exception of Andaz Miami Beach due to its renovation activity during 2025 and 2024. Includes prior ownership results for the Hyatt Regency San Antonio Riverwalk, acquired by the Company in April 2024.

Recent Developments

Hilton New Orleans St. Charles Disposition. On June 5, 2025, the Company sold the 252-room Hilton New Orleans St. Charles for a contractual gross sale price of $47.0 million, or approximately $187,000 per key. The Company utilized the proceeds from the sale of the hotel to repurchase shares of its common stock. The Company anticipated that the hotel would require a cyclical renovation to maintain its competitive position and sustain its current level of earnings and that the resulting yield on the total investment would be less than the implied yield that could be realized through the repurchase of the Company’s common stock.

Stock Repurchase Program. During the second quarter of 2025, the Company repurchased 10,301,090 shares of its common stock at an average purchase price of $8.76 per share for a total repurchase amount before expenses of $90.2 million. Year-to-date through August 5, 2025, the Company has repurchased a total of 11,324,175 shares of its common stock at an average purchase price of $8.83 per share for a total repurchase amount before expenses of $100.0 million. Since the beginning of 2022, the Company has deployed $292.0 million and repurchased 30.3 million shares of its common stock, representing nearly 14% of shares outstanding at the start of the period, at an average price of $9.63 per share. The average purchase price per share represents a substantial discount to consensus estimates of net asset value and implies a highly attractive valuation multiple on the Company’s stabilized cash flow. The Company currently has $327.5 million remaining under its existing stock repurchase program authorization.

Balance Sheet and Liquidity Update

As of June 30, 2025, the Company had $144.9 million of cash and cash equivalents, including restricted cash of $71.4 million, total assets of $3.0 billion, including $2.8 billion of net investments in hotel properties, total debt of $872.0 million and stockholders’ equity of $2.0 billion.

Capital Investments Update

During the first six months of 2025, the Company invested $56.0 million into its portfolio. The Company currently expects to invest approximately $80 million to $100 million into its portfolio in 2025, with the majority of the investment relating to the completion of the Andaz Miami Beach transformation, the remaining investment for the room renovation at Wailea Beach Resort, and a renovation of the meeting spaces at Hyatt Regency San Antonio Riverwalk and Hilton San Diego Bayfront.

2025 Outlook

The Company is updating its 2025 outlook based on Management’s expectations and information available as of the date of this release. Future economic policies, changes in the health of the economy, or changes in consumer sentiment, among other factors, could lead to further revisions in the Company’s outlook or cause the Company to withdraw its outlook altogether.

For the full year 2025, the Company now expects:

Metric ($ in millions, except per share data)	Prior Full Year 2025 Guidance (1)	Adjustments (2)	Adjusted Prior Full Year 2025 Guidance	Current Full Year 2025 Guidance (3)	Change in Full Year 2025 Guidance Midpoint
Net Income	$33 to $58	- $9	$24 to $49	$14 to $28	- $15
Total Portfolio RevPAR Growth (4)	+ 4.0% to + 7.0%	—	+ 4.0% to + 7.0%	+ 3.0% to + 5.0%	- 150 bps
Total Portfolio RevPAR Growth, excluding Andaz Miami Beach (4)	+ 1.0% to + 4.0%	—	+ 1.0% to + 4.0%	+ 1.0% to + 3.0%	- 50 bps
Adjusted EBITDAre	$235 to $260	- $2	$233 to $258	$226 to $240	- $13
Adjusted FFO Attributable to Common Stockholders	$165 to $190	- $2	$163 to $188	$156 to $170	- $12
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$0.82 to $0.94	- $0.01	$0.81 to $0.93	$0.80 to $0.87	- $0.04
Diluted Weighted Average Shares Outstanding	201,000,000	—	201,000,000	195,000,000	- 6,000,000

(1)	Reflects guidance presented on May 6, 2025.
(2)	Adjustments represent the anticipated second half of 2025 results of operations, along with the $8.8 million loss on sale for Hilton New Orleans St. Charles, sold by the Company in June 2025.
(3)	Detailed reconciliations of Net Income to non-GAAP financial measures are provided later in this release.
(4)	RevPAR Growth reflects comparison to full year 2024.

Full year 2025 guidance is based in part on the following full year assumptions:

●	Full year interest and other income of approximately $5 million to $6 million, a $1 million increase from the Company’s prior estimate.
●	Full year corporate overhead expense (excluding deferred stock amortization and management transition costs) of approximately $20 million to $21 million. This range is unchanged from the Company’s prior estimate.
●	Full year interest expense of approximately $51 million to $54 million, including approximately $4 million in amortization of deferred financing costs and $1 million in noncash interest expense on derivatives. Excluding the noncash interest on derivatives, this range is unchanged from the Company’s prior estimate.
●	Full year preferred stock dividends of approximately $16 million to $17 million, which includes the Series G, H, and I cumulative redeemable preferred stock. This range is unchanged from the Company’s prior estimate.

Dividend Update

On August 5, 2025, the Company’s Board of Directors authorized a cash dividend of $0.09 per share of its common stock. The Company’s Board of Directors also authorized cash dividends of $0.382813 per share payable to its Series H cumulative redeemable preferred stockholders, and $0.356250 per share payable to its Series I cumulative redeemable preferred stockholders. The common and preferred dividends will be paid on October 15, 2025 to stockholders of record as of September 30, 2025.

The Company currently expects to continue to pay a quarterly cash common dividend throughout 2025. The level of any future quarterly dividends will be determined by the Company’s Board of Directors after considering long-term operating projections, expected capital requirements, and risks affecting the Company’s business.

Supplemental Disclosures

Contemporaneous with this release, the Company has furnished a Form 8-K with unaudited financial information. This additional information is being provided as a supplement to the information in this release and other filings with the SEC. The Company has no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.

Earnings Call

The Company will host a conference call to discuss second quarter results on August 6, 2025, at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time). A live webcast of the call will be available via the Investor Relations section of the Company’s website at www.sunstonehotels.com. Alternatively, interested parties may dial 1-800-715-9871 and reference conference ID 1026321 to listen to the live call. A replay of the webcast will also be archived on the website.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust (“REIT”) that as of the date of this release owns 14 hotels comprised of 6,999 rooms, the majority of which are operated under nationally recognized brands. Sunstone's strategy is to create long-term stakeholder value through the acquisition, active ownership, and disposition of well-located hotel and resort real estate. For further information, please visit Sunstone’s website at www.sunstonehotels.com. The Company’s website is provided as a reference only and any information on the website is not incorporated by reference in this release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including opinions, references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: we own upper upscale and luxury hotels located in convention, urban, and resort destinations in an industry that is highly competitive; events beyond our control, including economic slowdowns or recessions, uncertainty in connection with certain international economic and political relationships, including political disputes and the imposition of tariffs affecting commodity costs, pandemics, natural disasters, civil unrest and terrorism; inflation may adversely affect our financial condition and results of operations; system security risks, data protection breaches, cyber-attacks and systems integration issues, including those impacting the Company’s suppliers, hotel managers or franchisors; a significant portion of our hotels are geographically concentrated so we may be disproportionately harmed by economic conditions, competition, new hotel supply, real and personal property tax rates or natural disasters in these areas of the country; we face possible risks associated with the physical and transitional effects of climate change; uninsured or underinsured losses could harm our financial condition; the operating results of some of our hotels are significantly reliant upon group and transient business generated by large corporate customers, and the loss of such customers for any reason could harm our operating results; the increased use of virtual meetings and other similar technologies could lessen the need for business-related travel, and, therefore, demand for rooms in our hotels may be adversely affected; our hotels require ongoing capital investment and we may incur significant capital expenditures in connection with acquisitions, repositionings and other improvements, some of which are mandated by applicable laws or regulations or agreements with third parties, and the costs of such renovations, repositionings or improvements, including commodity cost increases resulting from inflation or the implementation of international tariffs, and delays due to supply chain disruptions, may exceed our expectations or cause other problems; delays in the acquisition, renovation or repositioning of hotel properties may have adverse effects on our results of operations and returns to our stockholders; accounting for the acquisition of a hotel property or other entity involves assumptions and estimations to determine fair value that could differ materially from the actual results achieved in future periods; volatility in the debt and equity markets may adversely affect our ability to acquire, renovate, refinance or sell our hotels; we may pursue joint venture investments that could be adversely affected by our lack of sole decision-making authority, our reliance on a co-venturer’s financial condition and disputes between us and our co-venturer; we may be subject to unknown or contingent liabilities related to recently sold or acquired hotels, as well as hotels we may sell or acquire in the future; we may seek to acquire a portfolio of hotels or a company, which could present more risks to our business and financial results than the acquisition of a single hotel; the sale of a hotel or portfolio of hotels is typically subject to contingencies, risks and uncertainties, any of which may cause us to be unsuccessful in completing the disposition; the illiquidity of real estate investments and the lack of alternative uses of hotel properties could significantly limit our ability to respond to adverse changes in the performance of our hotels; we may issue or invest in hotel loans, including subordinated or mezzanine loans, which could involve greater risks of loss than senior loans secured by income-producing real properties; if we make or invest in mortgage loans with the intent of gaining ownership of the hotel secured by or pledged to the loan, our ability to perfect an ownership interest in the hotel is subject to the sponsor’s willingness to forfeit the property in lieu of the debt; one of our hotels is subject to a ground lease with an unaffiliated party, the termination of which by the lessor for any reason, including due to our default on the lease, could cause us to lose the ability to operate the hotel altogether and may adversely affect our results of operations; because we are a REIT, we depend on third-parties to operate our hotels; we are subject to risks associated with our operators’ employment of hotel personnel; most of our hotels operate under a brand owned by Marriott, Hyatt, Hilton, Four Seasons or Montage, and should any of these brands experience a negative event, or receive negative publicity, our operating results may be harmed; our franchisors and brand managers may adopt new policies or change existing policies which could result in increased costs that could negatively impact our hotels; future adverse litigation judgments or settlements resulting from legal proceedings could have an adverse effect on our financial condition; claims by persons regarding our properties could affect the attractiveness of our hotels or cause us to incur additional expenses; the hotel business is seasonal and seasonal variations in business volume at our hotels will cause quarterly fluctuations in our revenue and operating results; changes in the debt and equity markets may adversely affect the value of our hotels; certain of our hotels have in the past become impaired and additional hotels may become impaired in the future; laws and governmental regulations may restrict the ways in which we use our hotel properties and increase the cost of compliance with such regulations, and noncompliance with such regulations could subject us to penalties, loss of value of our properties or civil damages; corporate responsibility, specifically related to environmental sustainability, social responsibility and corporate governance, or ESG, factors and commitments, may impose additional costs and expose us to new risks that could adversely affect our results of operations, financial condition and cash flows; our franchisors and brand managers may require us to make capital expenditures pursuant to property improvement plans or to comply with brand standards; termination of any of our franchise, management or operating lease agreements could cause us to lose business; the growth of alternative reservation channels could adversely affect our business and profitability; the failure of tenants in our hotels to make rent payments or otherwise comply with the material terms of our retail and restaurant leases may adversely affect our results of operations; we rely on our corporate and hotel senior management teams, the loss of whom may cause us to incur costs and harm our business; we could be harmed by inadvertent errors, misconduct or fraud that is difficult to detect; if we fail to maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results or identify and prevent fraud; we have outstanding debt which may restrict our financial flexibility; our debt agreements contain various covenants, restrictions, requirements and other limitations, and should we default, we may be required to pay additional fees, provide additional security or repay the debt; defaulting on existing debt may limit our ability to access additional debt financing in the future; certain of our unsecured term loans are subject to variable interest rates, which creates uncertainty in the amount of interest expense we will incur in the future and may negatively impact our operating results; we may not be able to refinance our debt on favorable terms or at all; our stock repurchase program may not enhance long-term stockholder value, could cause volatility in the price of our common and preferred stock and could diminish our cash reserves; and other risks and uncertainties associated with the Company’s business described in its filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information provided herein is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

This release should be read together with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies of these reports are available on our website at www.sunstonehotels.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures that we believe are useful to investors as key supplemental measures of our operating performance: earnings before interest expense, taxes, depreciation and amortization for real estate, or EBITDAre; Adjusted EBITDAre (as defined below); funds from operations attributable to common stockholders, or FFO attributable to common stockholders; Adjusted FFO attributable to common stockholders (as defined below); hotel Adjusted EBITDAre; and hotel Adjusted EBITDAre margins. These measures should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, our calculation of these measures may not be comparable to other companies that do not define such terms exactly the same as the Company. These non-GAAP measures are used in addition to and in conjunction with results presented in accordance with GAAP. They should not be considered as alternatives to net income (loss), cash flow from operations, or any other operating performance measure prescribed by GAAP. These non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

We present EBITDAre in accordance with guidelines established by the National Association of Real Estate Investment Trusts (“Nareit”), as defined in its September 2017 white paper “Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate.” We believe EBITDAre is a useful performance measure to help investors evaluate and compare the results of our operations from period to period in comparison to our peers. Nareit defines EBITDAre as net income (calculated in accordance with GAAP) plus interest expense, income tax expense, depreciation and amortization, gains or losses on the disposition of depreciated property (including gains or losses on change in control), impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in the value of depreciated property in the affiliate, and adjustments to reflect the entity’s share of EBITDAre of unconsolidated affiliates.

We make additional adjustments to EBITDAre when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful information to investors regarding our operating performance, and that the presentation of Adjusted EBITDAre, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance. In addition, we use both EBITDAre and Adjusted EBITDAre as measures in determining the value of hotel acquisitions and dispositions.

We believe that the presentation of FFO attributable to common stockholders provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified noncash items such as real estate depreciation and amortization, any real estate impairment loss and any gain or loss on sale of real estate assets, all of which are based on historical cost accounting and may be of lesser significance in evaluating our current performance. Our presentation of FFO attributable to common stockholders conforms to Nareit’s definition of “FFO applicable to common shares.” Our presentation may not be comparable to FFO reported by other REITs that do not define the terms in accordance with the current Nareit definition, or that interpret the current Nareit definition differently than we do.

We also present Adjusted FFO attributable to common stockholders when evaluating our operating performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance and may facilitate comparisons of operating performance between periods and our peer companies.

We adjust EBITDAre and FFO attributable to common stockholders for the following items, which may occur in any period, and refer to these measures as either Adjusted EBITDAre or Adjusted FFO attributable to common stockholders:

●	Amortization of deferred stock compensation: we exclude the noncash expense incurred with the amortization of deferred stock compensation as this expense is based on historical stock prices at the date of grant to our corporate employees and does not reflect the underlying performance of our hotels.

●	Amortization of contract intangibles: we exclude the noncash amortization of any favorable or unfavorable contract intangibles recorded in conjunction with our hotel acquisitions. We exclude the noncash amortization of contract intangibles because it is based on historical cost accounting and is of lesser significance in evaluating our actual performance for the current period.

●	Gains or losses from debt transactions: we exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of deferred financing costs from the original issuance of the debt being redeemed or retired because, like interest expense, their removal helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure.

●	Cumulative effect of a change in accounting principle: from time to time, the FASB promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments, which include the accounting impact from prior periods, because they do not reflect our actual performance for that period.

●	Other adjustments: we exclude other adjustments that we believe are outside the ordinary course of business because we do not believe these costs reflect our actual performance for the period and/or the ongoing operations of our hotels. Such items may include: lawsuit settlement costs; the write-off of development costs associated with abandoned projects; property-level restructuring, severance, and management transition costs; pre-opening costs associated with extensive renovation projects such as the work performed at Andaz Miami Beach; debt resolution costs; lease terminations; property insurance restoration proceeds or uninsured losses; and other nonrecurring identified adjustments.

In addition, to derive Adjusted EBITDAre, we exclude the amortization of our right-of-use assets and related lease obligations as these expenses are based on historical cost accounting and do not reflect the actual rent amounts due to the respective lessors or the underlying performance of our hotels. We also exclude the effect of gains and losses on the disposition of undepreciated assets because we believe that including them in Adjusted EBITDAre is not consistent with reflecting the ongoing performance of our assets.

To derive Adjusted FFO attributable to common stockholders, we also exclude the noncash interest on our derivatives as we believe that these items are not reflective of our ongoing finance costs. Additionally, we exclude the real estate amortization of our right-of-use assets and related lease obligations (with the exception of our corporate operating lease) as these expenses are based on historical cost accounting and do not reflect the actual rent amounts due to the respective lessors or the underlying performance of our hotels. We also exclude preferred stock redemption charges, changes to deferred tax assets, liabilities or valuation allowances, and income tax benefits or provisions associated with the application of net operating loss carryforwards, uncertain tax positions or with the sale of assets.

In presenting hotel Adjusted EBITDAre and hotel Adjusted EBITDAre margins, miscellaneous non-hotel items have been excluded. We believe the calculation of hotel Adjusted EBITDAre results in a more accurate presentation of the hotel Adjusted EBITDAre margins for our hotels, and that these non-GAAP financial measures are useful to investors in evaluating our property-level operating performance.

Reconciliations of net income to EBITDAre, Adjusted EBITDAre, FFO attributable to common stockholders, Adjusted FFO attributable to common stockholders, hotel Adjusted EBITDAre and hotel Adjusted EBITDAre margins are set forth in the following pages of this release.

Sunstone Hotel Investors, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	June 30,	December 31,
	2025	2024
	(unaudited)
ASSETS
Investment in hotel properties, net	$2,788,498	$2,856,032
Operating lease right-of-use assets, net	6,575	8,464
Cash and cash equivalents	73,555	107,199
Restricted cash	71,366	73,078
Accounts receivable, net	42,779	34,109
Prepaid expenses and other assets, net	28,214	27,757
Total assets	$3,010,987	$3,106,639

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Debt, net of unamortized deferred financing costs	$868,695	$841,047
Operating lease obligations	9,830	12,019
Accounts payable and accrued expenses	56,749	52,722
Dividends and distributions payable	22,314	24,137
Other liabilities	73,413	72,694
Total liabilities	1,031,001	1,002,619
Commitments and contingencies

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value, 100,000,000 shares authorized:
Series G Cumulative Redeemable Preferred Stock, 2,650,000 shares issued and outstanding at both June 30, 2025 and December 31, 2024, stated at liquidation preference of $25.00 per share	66,250	66,250
6.125% Series H Cumulative Redeemable Preferred Stock, 4,600,000 shares issued and outstanding at both June 30, 2025 and December 31, 2024, stated at liquidation preference of $25.00 per share	115,000	115,000
5.70% Series I Cumulative Redeemable Preferred Stock, 4,000,000 shares issued and outstanding at both June 30, 2025 and December 31, 2024, stated at liquidation preference of $25.00 per share	100,000	100,000
Common stock, $0.01 par value, 500,000,000 shares authorized, 190,170,664 shares issued and outstanding at June 30, 2025 and 200,824,993 shares issued and outstanding at December 31, 2024	1,902	2,008
Additional paid in capital	2,298,245	2,395,702
Distributions in excess of retained earnings	(601,411)	(574,940)
Total stockholders' equity	1,979,986	2,104,020

Total liabilities and stockholders' equity	$3,010,987	$3,106,639

Sunstone Hotel Investors, Inc.

Unaudited Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Revenues
Room	$156,048	$151,296	$300,969	$287,111
Food and beverage	78,026	71,367	145,154	132,706
Other operating	25,698	24,818	47,714	44,830
Total revenues	259,772	247,481	493,837	464,647
Operating expenses
Room	40,859	37,345	79,969	72,896
Food and beverage	53,028	47,742	101,849	92,057
Other operating	6,510	6,394	12,370	12,338
Advertising and promotion	14,222	12,974	27,338	25,106
Repairs and maintenance	9,875	8,979	19,560	17,689
Utilities	7,051	6,295	13,792	12,239
Franchise costs	4,843	4,819	9,302	9,024
Property tax, ground lease and insurance	18,954	19,984	37,851	38,909
Other property-level expenses	31,533	28,120	61,258	55,743
Corporate overhead	8,346	8,168	17,251	15,686
Depreciation and amortization	34,125	31,112	66,400	60,152
Total operating expenses	229,346	211,932	446,940	411,839
Interest and other income	2,300	3,503	3,864	8,956
Interest expense	(13,164)	(12,693)	(25,846)	(23,703)
(Loss) gain on sale of assets, net	(8,751)	—	(8,751)	457
Gain on extinguishment of debt	—	38	—	59
Income before income taxes	10,811	26,397	16,164	38,577
Income tax (provision) benefit, net	(37)	(255)	(135)	600
Net income	10,774	26,142	16,029	39,177
Preferred stock dividends	(3,932)	(3,683)	(7,863)	(7,366)
Income attributable to common stockholders	$6,842	$22,459	$8,166	$31,811

Basic and diluted per share amounts:
Basic and diluted income attributable to common stockholders per common share	$0.03	$0.11	$0.04	$0.16

Basic weighted average common shares outstanding	195,791	202,758	198,087	202,695
Diluted weighted average common shares outstanding	196,304	203,455	198,859	203,227

Distributions declared per common share	$0.09	$0.09	$0.18	$0.16

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

(Unaudited and in thousands)

Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Net income	$10,774	$26,142	$16,029	$39,177
Depreciation and amortization	34,125	31,112	66,400	60,152
Interest expense	13,164	12,693	25,846	23,703
Income tax provision (benefit), net	37	255	135	(600)
Loss (gain) on sale of assets, net	8,751	—	8,751	(457)
EBITDAre	66,851	70,202	117,161	121,975

Amortization of deferred stock compensation	2,772	3,181	4,836	5,951
Amortization of right-of-use assets and obligations	(159)	(107)	(300)	(118)
Gain on extinguishment of debt	—	(38)	—	(59)
Gain on insurance recoveries	—	(314)	(99)	(314)
Pre-opening costs	3,218	599	6,471	599
Management transition costs	—	—	1,869	—
Adjustments to EBITDAre, net	5,831	3,321	12,777	6,059

Adjusted EBITDAre	$72,682	$73,523	$129,938	$128,034

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share data)

Reconciliation of Net Income to FFO Attributable to Common Stockholders and

Adjusted FFO Attributable to Common Stockholders

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Net income	$10,774	$26,142	$16,029	$39,177
Preferred stock dividends	(3,932)	(3,683)	(7,863)	(7,366)
Real estate depreciation and amortization	33,779	30,771	65,697	59,526
Loss (gain) on sale of assets, net	8,751	—	8,751	(457)
FFO attributable to common stockholders	49,372	53,230	82,614	90,880

Amortization of deferred stock compensation	2,772	3,181	4,836	5,951
Real estate amortization of right-of-use assets and obligations	(134)	(130)	(260)	(252)
Amortization of contract intangibles, net	314	287	629	518
Noncash interest on derivatives, net	181	(189)	1,163	(2,231)
Gain on extinguishment of debt	—	(38)	—	(59)
Gain on insurance recoveries	—	(314)	(99)	(314)
Pre-opening costs	3,218	599	6,471	599
Management transition costs	—	—	1,869	—
Prior year income tax benefit, net	—	—	—	(948)
Adjustments to FFO attributable to common stockholders, net	6,351	3,396	14,609	3,264

Adjusted FFO attributable to common stockholders	$55,723	$56,626	$97,223	$94,144

FFO attributable to common stockholders per diluted share	$0.25	$0.26	$0.42	$0.45

Adjusted FFO attributable to common stockholders per diluted share	$0.28	$0.28	$0.49	$0.46

Basic weighted average shares outstanding	195,791	202,758	198,087	202,695
Shares associated with unvested restricted stock awards	513	932	868	820
Diluted weighted average shares outstanding	196,304	203,690	198,955	203,515

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

Guidance for Full Year 2025

(Unaudited and in thousands, except for per share amounts)

Reconciliation of Net Income to Adjusted EBITDAre

	Year Ended
	December 31, 2025
	Low	High

Net income	$13,600	$27,600
Depreciation and amortization	132,700	132,700
Interest expense	52,500	52,500
Income tax provision	1,000	1,000
Loss on sale of assets	8,800	8,800
Amortization of deferred stock compensation	9,000	9,000
Pre-opening costs	6,500	6,500
Management transition costs	1,900	1,900
Adjusted EBITDAre	$226,000	$240,000

Reconciliation of Net Income to Adjusted FFO Attributable to Common Stockholders

	Year Ended
	December 31, 2025
	Low	High

Net income	$13,600	$27,600
Preferred stock dividends	(16,500)	(16,500)
Real estate depreciation and amortization	131,500	131,500
Loss on sale of assets	8,800	8,800
Amortization of deferred stock compensation	9,000	9,000
Pre-opening costs	6,500	6,500
Management transition costs	1,900	1,900
Noncash interest on derivatives, net	1,200	1,200
Adjusted FFO attributable to common stockholders	$156,000	$170,000

Adjusted FFO attributable to common stockholders per diluted share	$0.80	$0.87

Diluted weighted average shares outstanding	195,000	195,000

Sunstone Hotel Investors, Inc.

Non-GAAP Financial Measures

Hotel Adjusted EBITDAre and Margins

(Unaudited and in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Total Portfolio Hotel Adjusted EBITDAre Margin	29.2%	30.7%	27.5%	27.8%
Total Portfolio Hotel Adjusted EBITDAre Margin, Excluding Andaz Miami Beach	30.4%	30.9%	28.2%	28.2%

Actual revenues	$259,772	$247,481	$493,837	$464,647
Prior ownership hotel revenues (1)	—	4,200	—	17,737
Sold hotel revenues (2)	(2,360)	(3,479)	(7,445)	(7,706)
Total Portfolio Hotel Revenues	257,412	248,202	486,392	474,678
Andaz Miami Beach revenues (3)	(2,329)	(132)	(2,461)	(4,147)
Total Portfolio Hotel Revenues, Excluding Andaz Miami Beach	$255,083	$248,070	$483,931	$470,531

Net income	$10,774	$26,142	$16,029	$39,177
Non-hotel operating expenses, net (4)	(396)	(296)	(691)	(574)
Property-level adjustments (5)	3,407	661	6,823	(583)
Corporate overhead	8,346	8,168	17,251	15,686
Depreciation and amortization	34,125	31,112	66,400	60,152
Interest and other income	(2,300)	(3,503)	(3,864)	(8,956)
Interest expense	13,164	12,693	25,846	23,703
Loss (gain) on sale of assets, net	8,751	—	8,751	(457)
Gain on extinguishment of debt	—	(38)	—	(59)
Income tax provision (benefit), net	37	255	135	(600)
Actual Hotel Adjusted EBITDAre	75,908	75,194	136,680	127,489
Prior ownership hotel Adjusted EBITDAre (1)	—	2,128	—	7,232
Sold hotel Adjusted EBITDAre (2)	(624)	(1,132)	(2,996)	(2,741)
Total Portfolio Hotel Adjusted EBITDAre	75,284	76,190	133,684	131,980
Andaz Miami Beach Adjusted EBITDAre (3)	2,329	483	2,804	721
Total Portfolio Hotel Adjusted EBITDAre, Excluding Andaz Miami Beach	$77,613	$76,673	$136,488	$132,701

(1)	Prior ownership hotel revenues and Adjusted EBITDAre include results for the Hyatt Regency San Antonio Riverwalk prior to the Company’s acquisition of the hotel in April 2024. The Company obtained prior ownership information from the previous owner of the Hyatt Regency San Antonio Riverwalk during the due diligence period before acquiring the hotel. The Company performed a limited review of the information as part of its analysis of the acquisition.
(2)	Sold hotel revenues and Adjusted EBITDAre includes results for the Hilton New Orleans St. Charles, sold by the Company in June 2025.
(3)	Andaz Miami Beach was undergoing a transformational renovation, and results are not comparable to the prior period.
(4)	Non-hotel operating expenses, net include the amortization of hotel real estate-related right-of-use assets and obligations. Non-hotel operating expenses, net also include prior year property tax credits related to sold hotels.
(5)	Property-level adjustments include non-operational and nonrecurring items. Adjustments primarily include pre-opening costs at Andaz Miami Beach.